UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Chellgren, Paul W.

   1000 Ashland Drive
   Russell, KY  41169
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   September 30, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |      |    | |                  |   |           |10,217 (1)         |I     |By Trustee                 |
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Common Stock               |      |    | |                  |   |           |12,827 (2)         |I     |By Trustee                 |
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Common Stock               |      |    | |                  |   |           |60,000 (3)         |D     |                           |
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Common Stock               |      |    | |                  |   |           |1,870 (4)          |D     |                           |
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Common Stock               |9-11-9|M   | |3,000             |A  |$35.625    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9-11-9|S   | |3,000             |D  |$48.00     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9-16-9|M   | |500               |A  |$35.625    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9-16-9|S   | |500               |D  |$49.125    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9-18-9|M   | |100               |A  |$35.625    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9-18-9|S   | |100               |D  |$48.0625   |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9-21-9|M   | |5,900             |A  |$35.625    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9-21-9|S   | |1,900             |D  |$48.00     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9-21-9|S   | |2,000             |D  |$48.0625   |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9-21-9|S   | |2,000             |D  |$48.1250   |24,500             |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option (5)            |35.625  |(6)  |M   | |(6)        |D  |9-15-|10-15|Common Stock|4,375  |       |0           |   |            |
                      |        |     |    | |           |   |90   |-98  |            |       |       |            |   |            |
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                      |35.625  |(6)  |M   | |(6)        |D  |9-15-|10-15|Common Stock|4,375  |       |0           |   |            |
                      |        |     |    | |           |   |91   |-98  |            |       |       |            |   |            |
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                      |35.625  |(6)  |M   | |(6)        |D  |9-15-|10-15|Common Stock|4,375  |       |0           |   |            |
                      |        |     |    | |           |   |92   |-98  |            |       |       |            |   |            |
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Option (7)            |41.00   |     |    | |           |   |9-21-|10-21|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |90   |-99  |            |       |       |            |   |            |
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                      |41.00   |     |    | |           |   |9-21-|10-21|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |91   |-99  |            |       |       |            |   |            |
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                      |41.00   |     |    | |           |   |9-21-|10-21|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |92   |-99  |            |       |       |            |   |            |
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                      |41.00   |     |    | |           |   |9-21-|10-21|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |93   |-99  |            |       |       |            |   |            |
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Option (7)            |30.750  |     |    | |           |   |9-20-|10-20|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |91   |-00  |            |       |       |            |   |            |
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                      |30.750  |     |    | |           |   |9-20-|10-20|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |92   |-00  |            |       |       |            |   |            |
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                      |30.750  |     |    | |           |   |9-20-|10-20|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |93   |-00  |            |       |       |            |   |            |
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                      |30.750  |     |    | |           |   |9-20-|10-20|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |94   |-00  |            |       |       |            |   |            |
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Option (7)            |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |92   |-01  |            |       |       |            |   |            |
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                      |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |93   |-01  |            |       |       |            |   |            |
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                      |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |94   |-01  |            |       |       |            |   |            |
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Option (7)            |23.875  |     |    | |           |   |9-21-|10-21|Common Stock|15,000 |       |15,000      |D  |            |
                      |        |     |    | |           |   |93   |-02  |            |       |       |            |   |            |
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                      |23.875  |     |    | |           |   |9-21-|10-21|Common Stock|7,500  |       |7,500       |D  |            |
                      |        |     |    | |           |   |94   |-02  |            |       |       |            |   |            |
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                      |23.875  |     |    | |           |   |9-21-|10-21|Common Stock|7,500  |       |7,500       |D  |            |
                      |        |     |    | |           |   |95   |-02  |            |       |       |            |   |            |
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Option (7)            |24.625  |     |    | |           |   |11-5-|12-5-|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |93   |02   |            |       |       |            |   |            |
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                      |24.625  |     |    | |           |   |11-5-|12-5-|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |94   |02   |            |       |       |            |   |            |
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                      |24.625  |     |    | |           |   |11-5-|12-5-|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |95   |02   |            |       |       |            |   |            |
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Option (7)            |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |94   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |95   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |96   |-03  |            |       |       |            |   |            |
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Option (8)            |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |95   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |96   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |97   |-04  |            |       |       |            |   |            |
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Option (8)            |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |96   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |97   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |98   |-05  |            |       |       |            |   |            |
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Option (8)            |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|25,000 |       |25,000      |D  |            |
                      |        |     |    | |           |   |97   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |98   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |99   |-06  |            |       |       |            |   |            |
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Option (9)            |53.375  |9-18-|G(10|V|15,000     |D  |9-18-|10-18|Common Stock|20,000 |       |5,000       |D  |            |
                      |        |98   |)   | |           |   |98   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |99   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |00   |-07  |            |       |       |            |   |            |
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Option (9)            |53.375  |9-18-|G(11|V|5,000      |A  |9-18-|10-18|Common Stock|5,000  |       |5,000       |I  |By Daughter |
                      |        |98   |)   | |           |   |98   |-07  |            |       |       |            |   |            |
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Option (9)            |53.375  |9-18-|G(12|V|5,000      |A  |9-18-|10-18|Common Stock|5,000  |       |5,000       |I  |By Daughter |
                      |        |98   |)   | |           |   |98   |-07  |            |       |       |            |   |            |
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Option (9)            |53.375  |9-18-|G(13|V|5,000      |A  |9-18-|10-18|Common Stock|5,000  |       |5,000       |I  |By Son      |
                      |        |98   |)   | |           |   |98   |-07  |            |       |       |            |   |            |
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Common Stock Units (14|1-for-1 |     |    | |           |   |     |     |Common Stock|24,138 |       |24,138      |D  |            |
)                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
 1. Shares accrued under Ashland's Leveraged Employee Stock Ownership Plan as of 3-31-96, the date of the final allocation to this account.
2. Based on Employee Savings Plan information as of 9-24-98, the latest date for which such information is reasonably available, and includes transactions occurring on or after
7-22-98.
3. Shares of restricted common stock granted pursuant to Ashland's 1997 Stock Incentive Plan and exempt under Rule 16b-3. The restricted common stock has been enrolled in Ashland's Dividend Reinvestment
Plan.
4.  Shares held in Ashland's Dividend Reinvestment Plan as of
9-15-98.
5. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Amended Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
6. The reporting person exercised 3,000 shares on 9-11-98, 500 shares on 9-16-98, 100 shares on 9-18-98, and 5,900 shares on 9-21-98.
7. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Long-Term Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
8. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
9. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
10. Gift of 5,000 shares to each of my 3 children, none of which reside in my household.
11. I hereby disclaim beneficial ownership of all securities owned by my daughter, Jane Chellgren.
12. I hereby disclaim beneficial ownership of all securities owned by my daughter, Sarah Chellgren.
13. I hereby disclaim beneficial ownership of all securities owned by my son, Matthew Chellgren.
14. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of June 30, 1998, payable in cash or stock upon termination of service and exempt under Rule
16b-3(d).
SIGNATURE OF REPORTING PERSON
Paul W. Chellgren
DATE
October 9, 1998